Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND LIMITED CONSENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND LIMITED CONSENT (this “Amendment”), dated as of June 24, 2016, is by and between APPLIED OPTOELECTRONICS, INC., a Delaware corporation (the “Borrower”), EAST WEST BANK, as Agent (the “Agent”) and the Lenders party hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Agent, and the Lenders are parties to that certain Credit Agreement dated as of June 30, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders consent to the transfer of the Foreign Branch and the modification of certain of the Existing EWB Loan Documents, and amend certain provisions of the Credit Agreement, all as set forth herein;

WHEREAS, it has been determined that Comerica Bank shall act as Documentation Agent under the terms of the Credit Agreement, all as more fully set forth in the Amendment; and

WHEREAS, the Agent and the Lenders are willing to consent to the transfer of the Foreign Branch and the modification of certain of the Existing EWB Loan Documents and to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Adjusted Current Ratio”: As of any date of determination, the ratio of (a) total current assets minus without duplication, any Investments in the Borrower or any Subsidiary by the Borrower or any Subsidiary, any account receivable of the Borrower or any Subsidiary from the Borrower or any Subsidiary or any other assets of the Borrower or any Subsidiary, the obligor for which is the Borrower or any Subsidiary to (b) total current liabilities minus without duplication, any Debt, account payable, or any other liability of the Borrower or any Subsidiary to the Borrower or any Subsidiary, determined and consolidated for the Borrower and its Domestic Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges”: For any period, the sum of (a) Consolidated Interest Charges, and (b) scheduled principal payments on Consolidated Funded Debt, in each case for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“First Amendment Effective Date”: June 24, 2016.

“Fixed Charge Coverage Ratio”: For any period, the ratio of (a) Consolidated EBITDA less the sum of (i) Unfinanced Capital Expenditures, (ii) Consolidated Tax Expense paid in cash, and (iii) any dividends paid in cash to (b) Consolidated Fixed Charges, in each case for such period, and determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided that for the purposes of calculating Fixed Charge Coverage Ratio, the amount of any Unfinanced Capital Expenditures made prior to January 1, 2016 shall be deemed to be $0.

“Term Loan 1”: As defined in Section 2.2(a).

“Term Loan 1 Availability Period”: The twelve (12) month period commencing on the Closing Date.

“Term Loan 1 Commitment”: The commitment of a Lender to make Term Loan 1s to the Borrower pursuant to Section 2.2(a) in an aggregate principal amounts not in excess of the amount set forth opposite such Lender’s name on Annex 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan 1 Maturity Date”: June 30, 2020.

“Term Loan 2”: As defined in Section 2.2(b).

“Term Loan 2 Availability Period”: The twelve (12) month period commencing on the First Amendment Effective Date.

“Term Loan 2 Commitment”: The commitment of a Lender to make Term Loan 2s to the Borrower pursuant to Section 2.2(b) in an aggregate principal amounts not in excess of the amount set forth opposite such Lender’s name on Annex 1, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan 2 Maturity Date”: The date that is the fifth (5th) anniversary of the First Amendment Effective Date.

“Unfinanced Capital Expenditures”: Any Capital Expenditures not financed with the proceeds of Debt or any other liability or obligation of Borrower or any Subsidiary or the proceeds of equity contribution to, or issuance of Equity Interests in, the Borrower or any Subsidiary; provided that to the extent that any Capital Expenditures are made with the net cash proceeds of the issuance of Equity Interests of the Borrower or its Domestic Subsidiaries after the Closing Date, any amounts in excess of 50% of such net cash proceeds shall be deemed not to be “Unfinanced Capital Expenditures”.

1.2 Amendment to Existing Definitions. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Margin”: The Applicable Margins applicable to LIBOR Rate Loans and Base Rate Loans shall be determined from the following table:

Loan Type	LIBOR Rate Loans	Base Rate Loans
Facility A Revolving Loans	2.00%	0.00%
Facility B Revolving Loans	2.00%	0.00%
Term Loans	2.00%	0.00%

“Borrowing Base”: At any time, the sum, at the date of the most recent Certificate required to be furnished pursuant to Section 6.1(e) or (f), of AR Availability, plus Inventory Availability. The Agent may, from time to time, based on the ongoing performance of the Collateral, establish reserves and make changes to applicable standards of eligibility, advance rates and reserves for any assets in the Borrowing Base; provided, that the Agent shall discuss any such changes in advance with the Borrower and the other Lenders, and upon obtaining Required Lenders’ consent thereto, such changes shall become effective upon the Agent’s written notice to the Borrower and the Borrower’s written acceptance thereof, such acceptance not to be unreasonably withheld or delayed.

“Current Ratio”: As of any date of determination, ratio of total current assets to total current liabilities, in each case, determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

“Interest Payment Date”: The first day of each calendar month and the Expiration Date, the Term Loan 1 Maturity Date and the Term Loan 2 Maturity Date, as applicable.

“Interest Period”: With respect to any LIBOR Rate Loan, the period commencing on the Borrowing, conversion or continuation date with respect to such LIBOR Rate Loan and ending one month, two months, or three months thereafter as selected by the Borrower in its Standard Notice of Borrowing as provided in Section 3.2 or its notice of conversion or continuation as provided in Section 2.5; provided, however, that: (i) the first day of each Interest Period must be a LIBOR Business Day; (ii) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBOR Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal or in any case beyond the Expiration Date, the Term Loan 1 Maturity Date or the Term Loan 2 Maturity Date, as applicable; (iii) any Interest Period which would otherwise expire on a day which is not a LIBOR Business Day, shall be extended to the next succeeding LIBOR Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding LIBOR Business Day; and (iv) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month.

“Term Commitment”: The Term Loan 1 Commitment and Term Loan 2 Commitment of a Lender.

“Term Loans”: The Term Loan 1s and the Term Loan 2s.

“Term Note”: As defined in Section 2.2(c).

1.3 Deleted Definitions. The following definitions are hereby deleted from Section 1.1(a) of the Credit Agreement: “Term Loan Availability Period” and “Term Loan Maturity Date”.

1.4 Amendment to Definition of Eligible Accounts. Clause (d) set forth in the definition of “Eligible Accounts” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) The accounts of the same obligor represent in excess of twenty-five percent (25%) (or, solely with respect to (i) xxxxxxxxxxxxx and xxxxxxxx, its wholly-owned subsidiary, in the aggregate, fifty percent (50%), (ii) xxxxxxxxx, forty percent (40%), (iii) xxxxxxxxxxx, forty percent (40%), and (iv) xxxxxxxx, thirty percent (30%)) of all Eligible Accounts.

1.5 Amendment to Definition of Permitted Foreign Debt. The parenthetical contained in clause (d) set forth in the definition of “Permitted Foreign Debt” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(other than any unsecured guarantees made by the Borrower with respect to Debt incurred by a Foreign Branch as disclosed to the Agent in writing and in existence prior to the Closing Date)

1.6 Amendment to Section 2.2. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.2 The Term Loans.

(a) The Term Loan 1 Commitment. Each Lender agrees, on the terms and conditions hereinafter set forth, to make one or more loans (“Term Loan 1s”) to the Borrower during the Term Loan 1 Availability Period in an aggregate amount not to exceed such Lender’s Term Loan 1 Commitment; provided that after giving effect to any Borrowing of Term Loan 1s, the total principal amount of all Term Loan 1s shall not exceed the lesser of (i) the total Term Loan 1 Commitment, and (ii) one hundred percent (100%) of the invoice amount of equipment purchased (including soft costs (i.e., freights, taxes and installation) of up to a maximum amount of $500,000 for all such equipment) for the Borrower’s U.S. operations no earlier than January 1, 2015, but no later than the end of the Term Loan 1 Availability Period. Once repaid, Term Loan 1s may not be reborrowed. As of the First Amendment Effective Date, the amount available for drawing under the Term Loan 1 Commitment is $0, and the aggregate outstanding principal amount of Term Loan 1s is $10,000,000.

(b) The Term Loan 2 Commitment. Each Lender agrees, on the terms and conditions hereinafter set forth, to make one or more loans (“Term Loan 2s”) to the Borrower during the Term Loan 2 Availability Period, in an aggregate amount not to exceed such Lender’s Term Loan 2 Commitment; provided that after giving effect to any Borrowing of Term Loan 2s, the total principal amount of all Term Loan 2s shall not exceed the lesser of (i) the total Term Loan 2 Commitment, and (ii) one hundred percent (100%) of the invoice amount of equipment purchased (including soft costs (i.e., freights, taxes and installation) of up to a maximum amount of $250,000 for all such equipment) for the Borrower’s U.S. operations during the period commencing April 1, 2016 and ending at the conclusion of the Term Loan 2 Availability Period. Once repaid, Term Loan 2s may not be reborrowed.

(c) Term Notes. The Term Loans made by a Lender pursuant hereto shall be evidenced by one or more promissory notes of the Borrower, substantially in the form of Exhibit F hereto, or otherwise in form and substance satisfactory to such Lender (as amended, modified, refinanced or restated from time to time, collectively the “Term Notes”), payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by such Lender, with interest thereon as prescribed in Section 2.4.

1.7 Amendment to Section 2.3(a). Section 2.3(a) of the Credit Agreement is hereby amended by amending and restating subsection (iii) thereof in its entirety and adding a new subsection (iv) as follows:

(iii) Term Loan 1s. The principal amount of the Term Loan 1s shall be payable in monthly installments payable on the first day of each calendar month, each such installment to be in the principal amount (calculated as a percentage of the Term Loan 1s outstanding at the end of the Term Loan 1 Availability Period) set forth below opposite the period during which such payment date is to occur:

Period	Installment
July 1, 2016 to June 30, 2017	0.8333%
July 1, 2017 to June 30, 2018	1.6667%
July 1, 2018 to June 30, 2019	2.5000%
July 1, 2019 to Term Loan 1 Maturity Date	3.3333%

To the extent not due and payable earlier, the Term Loan 1s, together with accrued interest thereon, shall be payable on the Term Loan 1 Maturity Date. For the avoidance of doubt, no payment of any principal amount of the Term Loan 1s shall be required by this Section 2.3(b)(iii) prior to July 1, 2016.

(iv) Term Loan 2s. The principal amount of the Term Loan 2s shall be payable in monthly installments payable on the first day of each calendar month, each such installment to be in the principal amount (calculated as a percentage of the Term Loan 2s outstanding at the end of the Term Loan 2 Availability Period) set forth below opposite the period during which such payment date is to occur:

Period	Installment
June 24, 2017 to June 23, 2018	0.8333%
June 24, 2018 to June 23, 2019	1.6667%
June 24, 2019 to June 23, 2020	2.5000%
June 24, 2020 to Term Loan 2 Maturity Date	3.3333%

To the extent not due and payable earlier, the Term Loan 2s, together with accrued interest thereon, shall be payable on the Term Loan 2 Maturity Date. For the avoidance of doubt, no payment of any principal amount of the Term Loan 2s shall be required by this Section 2.3(b)(iv) prior to June 24, 2017.

1.8 Amendment to Section 5.2(e). Section 5.2(e) of the Credit Agreement is hereby amended by replacing the “Section 2.2(a)” with “Section 2.2(a) or (b)” therein.

1.9 Amendment to Section 6.1(e). Section 6.1(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) Borrowing Base Certificates. Within thirty (30) days of the end of each month, the Borrower shall furnish to the Agent a Borrowing Base Certificate together with a report, in form and level of detail reasonably satisfactory to the Agent, including (i) accounts receivable aging by invoice date and reconciliations, (ii) accounts payable aging and (iii) inventory aging report and reconciliations;

1.10 Amendment to Section 7.1(a). Section 7.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for the period of trailing four fiscal quarters then ended to be less than 1.50 to 1.00 at the end of any fiscal quarter ending on or after the First Amendment Effective Date.

1.11 Amendment to Section 7.1(d). Section 7.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Minimum Unrestricted Cash Deposits. Permit, at any time, the amount of unrestricted cash of the Borrower held in deposit accounts with the Agent, not subject to any lien other than a lien in favor of Agent, and not pledged to or held by Agent to secure a specified obligation, to be less than $5,000,000 in the aggregate.

1.12 Amendment to Section 7.3(e). Section 7.3(e) of the Credit Agreement is hereby amended by adding the phrase “or intercompany loans or advances” after the word “guarantees” therein.

1.13 Amendment to Section 7.7. Section 7.7 of the Credit Agreement is hereby amended by deleting the penultimate sentence thereof and amending and restating clause (j) in its entirety as follows:

(j) Investments in Foreign Branches and Foreign Subsidiaries; provided that at the time of and after giving effect to any such Investment, the Adjusted Current Ratio shall not exceed 1.50 to 1.00, as evidenced by an Officer’s Certificate of the Borrower setting forth a calculation of the Adjusted Current Ratio as of such time and on a pro forma basis in detail satisfactory to the Agent.

1.14 Documentation Agent. Article IX of the Credit Agreement is hereby amended by adding a new Section 9.8 thereto as follows:

9.8 Documentation Agent. Each of the Lenders hereby appoints Comerica Bank as Documentation Agent. However, anything herein to the contrary notwithstanding, the Documentation Agent shall have no powers, duties or responsibilities under this Agreement or any other Loan Documents except in its capacity, as applicable, as a Lender hereunder.

1.15 Amendment to Annex 1. Annex 1 to the Credit Agreement is hereby deleted and replaced in its entirety with Annex 1 hereto.

1.16 Amendment to Exhibit A. Exhibit A to the Credit Agreement is hereby deleted and replaced in its entirety with Exhibit A hereto.

ARTICLE II
LIMITED CONSENT

2.1 Consent to Transfer of Foreign Branch. Notwithstanding the provisions of the Credit Agreement or any other Loan Document to the contrary, the Agent and the Lenders hereby consent, on a one-time basis, to the transfer of assets of the Borrower held by the Foreign Branch located in Taiwan to the Borrower’s direct Foreign Subsidiary, Prime World International Holdings, Ltd., a company registered in the British Virgin Islands, as described in the letter dated February 3, 2016 from the Borrower to the Lenders.

2.2 Consent to Modification of Certain of Existing EWB Loan Documents. Notwithstanding the provisions of the Credit Agreement, the other Loan Documents and the Intercreditor Agreement to the contrary, the Agent and the Lenders hereby consent, on a one-time basis, to the modification of (a) the Promissory Note described in clause (ii) of the definition of “Existing EWB Loan Documents” pursuant to the First Modification to Promissory Note dated as of the First Amendment Effective Date, (b) the Construction Loan Agreement described in clause (iii) of the definition of “Existing EWB Loan Documents” pursuant to the Modification to the Construction Loan Agreement dated as of the First Amendment Effective Date, and (c) the Promissory Note described in clause (iv) of the definition of “Existing EWB Loan Documents” pursuant to the Change in Terms Agreement dated as of the First Amendment Effective Date.

2.3 Effectiveness of Consent. This consent shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of, or course of dealing with respect to, any breach, Default or Event of Default other than as specifically consented to herein nor as a waiver of, or course of dealing with respect to, any breach, Default or Event of Default of which the Agent or Lenders have not been informed by the Loan Parties, (b) affect the right of the Agent or any Lender to demand compliance by the Loan Parties with all terms and conditions of the Loan Documents, except as specifically modified or waived by this Amendment, (c) be deemed a waiver of any transaction or future action on the part of the Loan Parties requiring the Agent’s and Lenders’ consent or approval under the Loan Documents, or (d) except as consented to hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Agent’s or Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

ARTICLE III
CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):

(a) Executed Amendment. The Agent shall have received a copy of this Amendment duly executed by each of the Borrower and each Lender.

(b) Assignment of Loans and Commitments Notes. The Agent shall have received documentation evidencing the reallocation of outstanding Loans and Commitments among the Lenders to effectuate the amendments to Annex 1 made herein.

(c) Notes. The Agent shall have received (i) amended and restated Notes for each Lender with respect to the Facility A Revolving Loans, the Facility B Revolving Loans, and the Term Loan 1s and (ii) Term Notes for each Lender for each Term Loan 2.

(d) Certain Existing EWB Loan Documents. The Agent shall have received a copy of the First Modification to Promissory Note, the Modification to the Construction Loan Agreement and the Change in Terms Agreement, each dated as of the First Amendment Effective Date duly executed by Borrower and East West Bank.

(e) Corporate Action. The Agent shall have received the following, each dated the Amendment Effective Date: (i) copies of (A) the Certificate of Incorporation of the Borrower, certified as of a recent date by the Secretary of State of its state of organization and (B) a good standing certificate (or equivalent) from such state; (ii) copies of (A) the bylaws of the Borrower, and (B) resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Agent, approving the Loan Documents and the Borrowings hereunder, certified by the Secretary or an Assistant Secretary of the Borrower (or, in the case of the documents referenced in clauses (i)(A) and (ii)(A), a certification by such Secretary or Assistant Secretary that such documents have not been amended or otherwise modified since the Closing Date); and (iii) an incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying the names and signatures of the officers of the Borrower authorized to sign the Loan Documents.

(f) Opinion. The Agent shall have received a favorable opinion of counsel to the Borrower, covering such corporate, perfection and enforceability matters as the Agent may reasonably request.

(g) Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(h) Fees and Expenses. The Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and the Agent’s counsel shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with the Credit Agreement and this Amendment.

(i) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Agent and its counsel.

ARTICLE IV
MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Loan Parties. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

(d) The representations and warranties set forth in Article IV of the Credit Agreement or in any other Loan Document are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Agent on behalf of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) Except as specifically provided in this Amendment, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Obligations. The Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.4 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Agent’s legal counsel. The Borrower hereby authorizes the Agent to debit such costs and expenses from any of the Borrower’s deposit accounts maintained with the Agent, on the date hereof or at any time hereafter.

4.6 Further Assurances. The Borrower agrees to promptly take such action, upon the request of the Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

4.9 No Actions, Claims, Etc. As of the date hereof, the Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent or the Agent’s officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement or any other Loan Document on or prior to the date hereof.

4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES.

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12 Waiver of Jury Trial; Consent to Jurisdiction; Venue. The waiver of jury trial, jurisdiction and venue provisions set forth in Sections 10.17 and 10.18 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

APPLIED OPTOELECTRONICS, INC., a Delaware corporation

By: /s/ CHIH-HSIANG (THOMPSON) LIN
Name: CHIH-HSIANG (THOMPSON) LIN
Title: President and CEO

EAST WEST BANK, as Agent and a Lender

By: /s/ LINDA LEE
Name: LINDA LEE
Title:First Vice President

COMERICA BANK, as Documentation Agent and a Lender

By: /s/ JENTRI SMITH
Name: JENTRI SMITH
Title: Senior Vice President

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ANNEX 1

Commitments

Lender	Maximum Facility A Revolving Commitment	Facility B Revolving Commitment	Term Loan 1 Commitment	Term Loan 2 Commitment
East West Bank	$17,500,000	$2,500,000	$5,000,000	$5,000,000
Comerica Bank	$17,500,000	$2,500,000	$5,000,000	$5,000,000

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EXHIBIT A

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected [Title] of Applied Optoelectronics, Inc., a Delaware corporation (the “Borrower”);

(2) I have reviewed the terms of the Credit Agreement, dated as of June 30, 2015(as amended, modified or supplemented, the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof), being used in this Certificate as therein defined), by and among the Borrower, the Lenders party thereto and East West Bank, as Agent, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

(4) Attached as Attachment 1 is a calculation of (i) the financial covenants set forth in Section 7.1 of the Credit Agreement demonstrating compliance with such covenants for the most recently completed fiscal quarter [year] or at such quarter [year] end and (ii) the Adjusted Current Ratio, which is not less than 1.50 to 1.00 as of the last day of most recently completed fiscal quarter [year].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

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The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this [_________ day of _____________, ____] pursuant to Section 6.1(c) of the Credit Agreement.

APPLIED OPTOELECTRONICS, INC.

By: ______________________________
Name: ______________________________
Title: ______________________________

[Add Attachment 1]

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